Exhibit 99.1

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Contact:
Donna Crump-Butler, (305) 231-6707
dbutler@BankUnited.com
Savannah Whaley, (954) 776-1999, x225
swhaley@piersongrant.com

BankUnited Chief Risk Officer to Retire; Chief Credit Officer Assumes the Role

MIAMI LAKES, Fla. (SEPTEMBER 3, 2019) – BankUnited (NYSE: BKU) has announced that Jay Richards succeeded Mark Bagnoli as chief risk officer, effective September 3, 2019. Richards, who most recently served as chief credit officer, will continue to have responsibility over credit administration in his new role. Bagnoli has announced that he will retire in 2020 and has assumed the role of executive risk officer, effective September 3, 2019, reporting to Richards in connection with transitioning his duties.
“It is with mixed emotions that we announce Mark’s retirement,” said Rajinder P. Singh, BankUnited’s chairman, president & chief executive officer. “Mark has been instrumental in building the risk management framework at the company over his decade long tenure and has been a significant part of the executive leadership team. We thank him for his service and contributions to the company.”
Singh added, “We are pleased to announce Jay as Mark’s successor in the chief risk officer role. Since Jay joined the bank in January 2018, he has demonstrated his thought leadership in credit risk management and I believe his track record and experience at the bank as well as in the industry makes him the ideal candidate to take on this expanded role.”
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About BankUnited, N.A.
BankUnited, Inc.(NYSE: BKU), with total assets of $33.1 billion at June 30, 2019, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with banking centers in Florida and New York metropolitan area. For additional information, call (877) 779-2265 or visit www.BankUnited.com. BankUnited can be found on Facebook at facebook.com/BankUnited.Official and on Twitter @BankUnited.